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                                      Filed pursuant to Rules 424(b)(3) and (c)
                                      Registration Statement No. 333-26611

                                SUPPLEMENT NO. 1
                                       TO
                       PROSPECTUS DATED DECEMBER 11, 1997
                               RELATING TO UP TO
                               470,000 SHARES OF
                             SFX BROADCASTING INC.

                              CLASS A COMMON STOCK
                           ($.01 PAR VALUE PER SHARE)


     This Prospectus Supplement supplements the Prospectus, dated December 11, 1997, relating to the offer and sale from time to time by Robert F.X. Sillerman (the "Selling Stockholder") of up to a total of 470,000 shares of Class A Common Stock, par value $.01 per share, of SFX Broadcasting, Inc. (the "Company"). This Prospectus Supplement should be read in conjunction with the Prospectus.

     An aggregate of 470,000 shares of the Company's Class A Common Stock were sold by the Selling Stockholder on December 12, 1997 at a price of $77.45.

     Such shares were sold by the Selling Stockholder to Bear, Stearns & Co. Inc. ("Bear Stearns"), as principal. Bear Stearns has resold or may resell any or all of such shares in accordance with the Plan of Distribution set forth in the Prospectus. Any compensation in the form of discounts, fees or commissions and any profits on the sales of such shares may be deemed underwriting discounts or commissions. In addition, the Selling Stockholder has entered into a contract with Bear Stearns that will relate to the value of the shares of SFX Entertainment (as such term is defined in the Prospectus) if and when issued as a dividend in the Spin-Off (as such term is defined in the Prospectus).










          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 12, 1997.